Exhibit 99.1

Twitter Q4 and Fiscal Year 2018 Shareholder Letter

San Francisco, CA

February 7, 2019

Highlights

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Q4 was a strong finish to 2018 with revenue up 24% year-over-year, reflecting better-than-expected performance across most products and geographies. We delivered GAAP net income of $255 million, net margin of 28%, adjusted EBITDA of $397 million, and adjusted EBITDA margin of 44%.

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Our focus on improving the health of the public conversation on Twitter delivered promising results in 2018, with a 16% year-over-year decrease in abuse reports from people who had an interaction with their alleged abuser on Twitter, and enforcement on reported content that was 3X more effective.

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We made a number of product improvements in the fourth quarter, including making it easier to see the latest Tweets when people want to see what’s happening in the moment. Average monetizable DAU* (mDAU) were 126 million in Q4, up 9% year-over-year, with double-digit growth in five out of our top 10 global markets.

Q4 was a strong finish to 2018 with revenue up 24% year-over-year, reflecting better-than-expected performance across most products and geographies. We delivered GAAP net income of $255 million, net margin of 28%, adjusted EBITDA of $397 million, and adjusted EBITDA margin of 44%.

Note that all growth rates referenced below are year-over-year unless otherwise indicated. Please also note changes to our quarterly disclosures outlined on page 8.

Total revenue was $909 million in Q4, an increase of 24%, or 26% on a constant currency basis. Total US revenue was $506 million, an increase of 24%. Total international revenue was $403 million, an increase of 24%, or 27% on a constant currency basis. We saw broad-based strength across all regions. Japan remains our second largest market, growing 30% and contributing $138 million, or 15% of total revenue in Q4.

Total advertising revenue was $791 million, an increase of 23% or 25% on a constant currency basis. Owned and operated (O&O) advertising revenue was $749 million, an increase of 26%. Video ad formats continued to be our fastest-growing ad format in Q4, driven by strength in Video Website Card, in-stream pre-roll, and First View ads. Video was more than half of ad revenue for Q4 and for 2018.

Data licensing and other revenue totaled $117 million, an increase of 35%. We saw continued year-over-year growth in data and enterprise solutions (DES), while MoPub had its highest revenue quarter ever. Looking ahead, while DES continues to benefit from customers developing new use cases and smaller customers adopting self-service APIs, we are now largely through our multiyear enterprise renewal cycle. As a result, with many of our largest partners now at market pricing, revenue growth is likely to moderate in 2019.

* The definition and calculation of monetizable DAU is the same as that of the DAU data provided back to Q1'16. We have applied the same definition and calculation for both DAU endpoints to calculate the year-over-year growth rates since that time.

Please note, however, that earlier DAU / MAU ratios (prior to Q1'16) referred to DAU that accessed Twitter through desktop applications and other third party properties not capable of displaying ads, and referred to a subset of DAU in certain select markets. As a result, earlier ratios are not like for like and should not be compared to our current ratio or to historical ratios that can be calculated using the new data disclosed today.

We delivered GAAP net income of $255 million, net margin of 28%, and diluted EPS of $0.33. Adjusted EBITDA for Q4 was $397 million, or 44% of total revenue. We grew our worldwide headcount by almost 550 employees, or 16% in 2018, and ended the year with over 3,900 employees. We’re attracting great people to Twitter who believe in our purpose, and we’re driving investments in our highest priority areas: health, conversation, revenue products and sales, and our platform.

Our focus on improving the health of the public conversation on Twitter delivered promising results in 2018, with a 16% year-over-year decrease in abuse reports from people who had an interaction with their alleged abuser on Twitter, and enforcement on reported content that was 3X more effective.

In 2018, we took important steps to increase the collective health, openness, and civility of the public conversation on Twitter, helping people see high-quality information, strengthening our sign-up and account verification processes, and preventing the abuse of Twitter data.

Specific actions we took in 2018 included: strengthening account security, updating our rules to more clearly address specific types of hateful conduct, taking new behavior-based signals into account when presenting and organizing Tweets, making it easier to see when a Tweet was removed for breaking our rules, and expanding our team through increased hiring and the acquisition of Smyte. In Q4, our machine learning efforts continued to improve, making it harder for malicious accounts to game our service through multiple accounts and evading suspension, resulting in the suspension of millions of spammy and suspicious accounts.

In 2019 we will take a more proactive approach to reducing abuse and its effects on Twitter, with the goal of reducing the burden on victims of abuse and, where possible, taking action before abuse is reported. Our initial focus will be on those types of abuse most likely to result in severe and immediate harm. We will also continue to strengthen our login and sign-up processes to make it more challenging for bad actors to take advantage of accounts for abusive or malicious purposes. We will continue to prioritize the health of the public conversation on Twitter so people feel safe being a part of the conversation and are able to find credible information on our service.

We made a number of product improvements in the fourth quarter, including making it easier to see the latest Tweets when people want to see what’s happening in the moment. Average monetizable DAU (mDAU) were 126 million in Q4, up 9% year-over-year, with double-digit growth in five out of our top 10 global markets.

We made a number of product improvements in the fourth quarter, including making it easier to switch from the Home timeline to latest Tweets allowing people to see what’s happening in the moment, driving an increase in daily active usage, conversations, and overall satisfaction with the timeline.

We also continued our work to make it easier to follow and discuss events as they’re unfolding with expanded coverage of sports, entertainment, news, elections, and other topics and events, creating a cohesive experience for people following and participating in the conversation around the US midterm elections in Q4 and offering event experiences for 12 sports leagues in seven different countries.  Similarly, we expanded our support for TV fans in Q4, now delivering our event experience for episodes of over 200 top shows across the US, Japan, Brazil, and the UK. We also added the ability to browse a carousel of videos about an event to highlight varied perspectives.

We recently shared our plans to make the experience of conversing on Twitter faster, more fluid, and more fun. Conversation is the fuel that powers our ability to show people what’s happening in a unique and differentiated way. We are experimenting with changes that would make Twitter feel more like chat, and recently announced a testing program that will allow people to try out some of our early product iterations. This will be a testing ground for new concepts, the best of which will be introduced into the main Twitter experience.

Video continues to be a powerful, essential medium on Twitter, enabling people and content owners to better share experiences, engage in events, and converse with broader audiences. In 2018, we again increased reach and engagement for content owners and contributed to the conversation on Twitter with 100 live-streaming, highlight, Amplify, and video-on-demand agreements signed to complement the extensive user-generated and licensed live and on-demand video content already available on Twitter across a number of verticals including sports, news and politics, and entertainment.

We want to provide something valuable to people on Twitter every day, and we believe that monetizable DAU (mDAU), and its related growth, are the best ways to measure our success. Monetizable DAU are Twitter users who log in and access Twitter on any given day through twitter.com or our Twitter applications that are able to show ads. Our mDAU are not comparable to current disclosures from other companies, many of whom share a more expansive metric that includes people who are not seeing ads. We considered changing our disclosure to be comparable to other companies, but our goal was not to disclose the largest daily active user number we could.  We want to align our external stakeholders around one metric that reflects our goal of delivering value to people on Twitter every day and monetizing that usage. So, starting this quarter, in addition to sharing the growth in mDAU as we have since 2016, we are disclosing the absolute number of average mDAU (previously referred to as DAU), for both the US and international markets. As mDAU will be the metric we use to show the size of our audience and engagement going forward, we will discontinue disclosing MAU after Q1’19.

This change in disclosure does not impact the objectives that bring advertisers to Twitter or the information to which they have access today. Advertisers come to Twitter because we have one of the most valuable audiences when they are most receptive, and we generate a high return on investment against their campaign objectives whether they are launching a new product or connecting with what's happening on Twitter. Please note other changes to our quarterly disclosure package outlined on page 8.

Q4’18 AND FISCAL YEAR 2018 FINANCIAL AND OPERATIONAL DETAIL

Fiscal Year 2018

Through our consistent strategy and solid execution, we made significant progress in 2018, leading to steady sequential growth in total mDAU and revenue as 2018 progressed, along with GAAP profitability throughout the year.

Total revenue for 2018 exceeded $3 billion, an increase of 25%, or 24% on a constant currency basis.  Excluding TellApart (which contributed $45 million of revenue in the first three quarters of 2017 and was fully deprecated in Q4’17), total revenue grew 27%.

2018 also marked our first full year of GAAP profitability, with GAAP net income of $1.2 billion, net margin of 40%, and GAAP diluted EPS of $1.56, compared to a GAAP net loss of $108 million, (4%) net margin, and GAAP diluted EPS of $(0.15) in 2017.  Excluding the release of deferred tax asset valuation allowances of $845 million, we generated net income of $360 million, net margin of 12%, and diluted EPS of $0.47.

Adjusted EBITDA for the full year reached $1.2 billion, with a 39% adjusted EBITDA margin compared to $863 million and a 35% adjusted EBITDA margin in the previous year.

SBC expense for the year decreased 25% to $326 million, or 11% of revenue, down from $434 million, or 18% of revenue in 2017.  We grew our worldwide headcount by almost 550 employees, or 16% in 2018, and ended the year with over 3,900 employees.

Net cash from operating activities was $1.3 billion, up 61% from $831 million last year. Capital expenditures in 2018 totaled $487 million, up 73% from 2017, as we upgraded much of our infrastructure to support our product priorities and deliver our service. We generated $853 million of adjusted free cash flow in 2018 compared to $550 million in 2017.

Q4'18 Performance

Revenue

Total revenue was approximately $909 million in Q4, an increase of 24%, or 26% on a constant currency basis. Total US revenue was $506 million, an increase of 24%. Total international revenue was $403 million, an increase of 24%. We saw broad-based strength across all regions. Japan remains our second largest market, growing 30% and contributing $138 million or 15% of total revenue in Q4. On a constant currency basis, Q4 total revenue would have been $11 million higher.

Total advertising revenue was $791 million, an increase of 23%, or 25% on a constant currency basis. Key results to note:

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Owned and operated (O&O) advertising revenue was $749 million, an increase of 26%. We continue to see sales momentum with advertisers built around our differentiated ad formats, better relevance, and improved ROI. We are delivering increased value to advertisers around the world, whether they’re launching something new or connecting with what’s happening. Twitter is where they find the most valuable audience when they are most receptive.

•	Non-O&O advertising revenue was $42 million, a decrease of 18%. TAP, which represents the vast majority of our off-network business, tends to have more variable quarterly revenue.
•	By product, video ad formats continued to be our fastest-growing ad format in Q4, driven by strength in Video Website Card, in-stream pre-roll, and First View ads.
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By region, US advertising revenue totaled $425 million, an increase of 24%. We believe the better-than-expected growth in the US reflects continued strong execution across product and sales coupled with fundamentally stronger and more broad-based advertiser demand. International ad revenue grew 21% to $366 million, marked by broad-based revenue growth across all regions.

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By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Our self-serve channel, while considerably smaller, continues to grow. We see a large opportunity in self-serve, which is generally used by smaller and local businesses, with additional product investment needed to fully capitalize on the opportunity to help these businesses reach their customers on Twitter.

Data licensing and other revenue totaled $117 million, an increase of 35%. We saw continued year-over-year growth from data and enterprise solutions (DES), while MoPub had its highest revenue quarter ever. Looking ahead, while DES continues to benefit from customers developing new use cases and smaller customers adopting self-service APIs, we are now largely through our multiyear enterprise renewal cycle. As a result, with many of our largest partners now at market pricing, revenue growth is likely to moderate in 2019.

Advertising Metrics

Value for advertisers continued to improve in Q4, driven by ongoing ad engagement growth, improved product features, better ad relevance (as measured by clickthrough rates (CTR) and ad engagements), and better pricing.

Total ad engagements increased 33%, resulting primarily from increased demand and improved CTR, which grew on a year-over-year basis across the majority of ad types as our ad prediction models and video ad product performance continues to improve. CPE decreased 7%, primarily driven by higher CTR from improved relevance and an ongoing shift to video ads, which carry higher clickthrough rates and lower CPE. With improved CTR, advertisers are able to get the same amount of engagements (or more) at a lower (or similar) price. Total yield per impression again improved year-over-year, driven both by higher CTR across most ad formats and continued mix shift favoring higher yield ad formats.

As we look ahead to 2019, we remain optimistic about our ability to execute on our priorities and deliver increasing value for advertisers on our service.

Daily and Monthly Active Usage

Average mDAU in Q4 were 126 million, up 9% year-over-year, driven by a combination of organic growth, marketing, and product improvements. We saw double-digit growth in five out of our top 10 global markets, demonstrating another quarter of broad-based growth.

Similar to last quarter, year-over-year average mDAU growth was impacted by ongoing health efforts in Q4, both due to how we resourced and prioritized our work and the impact from ongoing success removing spammy and suspicious accounts. As noted in Q3, spammy and suspicious sign-ups tend to be more prevalent on the web (vs. mobile), and in Q4, we saw another year-over-year decline in mDAU that access Twitter only through the desktop web, whereas mDAU that access Twitter through the web and mobile or using only mobile apps continued to grow double digits on a year-over-year basis. We believe that these results are an indication of our success in eliminating spammy and suspicious accounts and making it harder to create them at the outset through our health work. We will continue our efforts to remove spammy and suspicious accounts from our service and to prevent their creation in service of a healthier public conversation.

By region:

•	Average US mDAU were 27 million for Q4, up 5% in comparison to 25 million in the same period of the previous year and up 1% in comparison to 26 million in the previous quarter.
•	Average international mDAU were 99 million for Q4, up 11% in comparison to 89 million in the same period of the previous year and up 1% in comparison to 98 million in the previous quarter.

Average MAU in Q4 were 321 million, a decrease of 9 million year-over-year and a decrease of 5 million quarter-over-quarter, impacted by a number of factors including: product changes that reduced the number of email notifications sent, as well as decisions we have made to prioritize the health of the service and not move to paid SMS carrier relationships in certain markets, and, to a lesser extent, changes we made to comply with the General Data Protection Regulation (GDPR) in Europe.

By region:

•	Average US MAU were 66 million for Q4, down 3% in comparison to 68 million in the same period of the previous year and down 2% in comparison to 67 million in the previous quarter.
•	Average international MAU were 255 million for Q4, down 3% in comparison to 262 million in the same period of the previous year and down 2% in comparison to 259 million in the previous quarter.

Expenses

Total GAAP costs and expenses grew 13% in Q4 to $702 million, reflecting headcount growth, additional revenue share expenses related to video content, and increased infrastructure expense, partially offset by decreases in stock-based compensation (SBC) expense. SBC totaled $82 million, or 9% of total revenue, compared to $102 million, or 14% of total revenue for the same period in 2017. GAAP operating income totaled $207 million or 23% of total revenue, compared to $110 million or 15% for the same period in 2017.

On a non-GAAP basis, total costs and expenses increased 21% in Q4 to $618 million. Traffic acquisition costs (TAC) were approximately $17 million in Q4, a decrease of 13% due to ongoing variability in our TAP revenue.

Profitability

Q4 capped our first full year of GAAP profitability, with net income of $255 million, net margin of 28%, and diluted EPS of $0.33. In the same period last year, we reported GAAP net income of $91 million, net margin of 12%, and diluted EPS of $0.12.

Please note that for the foreseeable future, our GAAP tax rate will be higher than our cash tax rate, until we have fully utilized our large net operating loss carryforwards. Due to the mechanics of the Global Intangible Low-Taxed Income (GILTI) provisions, we will continue to calculate GAAP taxes on worldwide earnings in the US without the benefit of foreign taxes paid until we utilize the net operating loss carryforwards in the US.

On a non-GAAP basis, Q4 net income was $244 million or a non-GAAP net margin of 27%, and non-GAAP diluted EPS was $0.31. This compares to non-GAAP net income of $141 million, a non-GAAP net margin of 19%, and non-GAAP diluted EPS of $0.19 in the same period of the prior year.

As a result of the US Tax Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% in 2017 to 24% in 2018. Approximately $42 million of the $103 million year-over-year increase in non-GAAP net income resulted from this change.

Adjusted EBITDA for Q4 was $397 million, or 44% of total revenue. This compares to $308 million, or 42% of total revenue, in the same period of the previous year. Both adjusted EBITDA and adjusted EBITDA margins were above our guidance ranges due to better-than-expected revenue.

Balance Sheet and Statement of Cash Flows

We ended the quarter with approximately $6.2 billion in cash, cash equivalents, and marketable securities.

GAAP net cash provided by operating activities in the quarter was $332 million, an increase from $198 million in the same period last year. Capital expenditures totaled $69 million, compared to $63 million in the same period last year. We continue to invest in infrastructure to support our product priorities.

Our adjusted free cash flow for Q4 was $263 million, compared to $135 million in the same period in 2017.

Looking Ahead

As we enter 2019, we remain focused on the following investment priorities:

Health is our top priority, from a mindset and resourcing perspective, as we continue our work to help people find credible information and feel safe participating in the conversation on Twitter.

Conversation is Twitter’s superpower. Promoting more conversation on Twitter ensures we are the place where people all around the world go to see and talk about what’s happening. We believe making it easier to participate in conversation, organizing around interests and events, and making it easier for people to find what they are looking for when they come to the app will drive more people to enjoy Twitter every day.

Revenue product and sales support the growth of our customers around the world and their investment in our service. We will continue to invest in revenue product as we work to improve our ads platform and ad formats to help our ad partners launch new products and services and connect with what’s happening on Twitter. We will also grow our sales teams in the US and internationally to better serve large and medium advertisers.

Platform investments will ensure Twitter is set up for long-term success, both in terms of the data centers that host Twitter, the security of our customers’ data, and the technology our team leverages to support and improve our service.

A Note About Our Disclosures

As we enter 2019, setting new objectives and priorities for the year, we are updating our quarterly disclosures to best align them with our strategy. Our goal is to provide a set of metrics that help investors better understand our strategy and evaluate our business, while at the same time enabling us to make good long-term decisions that drive great business outcomes. We value consistency with historical disclosures and have a high bar to make changes during a fiscal year.

With those principles in mind, we are making the following changes:

•	We will provide guidance ranges for total revenue and GAAP operating income for the upcoming quarter.
•	We will disclose average monetizable DAU in absolute numbers for both the US and international markets, as well as year-over-year growth rates.
•	After Q1’19, we will discontinue reporting MAU, as mDAU will be our audience and engagement metric going forward.

Outlook

For Q1, we expect:

•	Total revenue to be between $715 million and $775 million
•	GAAP operating income to be between $5 million and $35 million

For FY 2019, we expect:

•	GAAP and cash operating expenses to be up approximately 20% year-over-year in 2019 as we support our existing priorities of health, conversation, revenue product and sales, and platform
•	Stock-based compensation expense to be in the range of $350 million to $400 million
•	Capital expenditures to be between $550 million and $600 million

Note that our outlook for Q1 and the full year 2019 reflects foreign exchange rates as of January 2019.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Appendix

Fourth Quarter and Full Year 2018 Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, February 7, 2019, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the fourth quarter of 2018. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

First Quarter Earnings Release Details

Twitter will release financial results for the first quarter of 2019 on April 23, 2019, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics

Twitter defines monetizable daily active usage or users (mDAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active user base. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Twitter defines monthly active usage or users (MAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website, desktop or mobile applications, SMS, or registered third-party applications or websites in the 30-day period ending on the date of measurement. Average MAU for a period represent the average of the MAU at the end of each month during the period.

Company Metrics	Q1’17	Q2’17	Q3’17	Q4’17	Q1’18	Q2’18	Q3’18	Q4’18
Monetizable Daily Active Usage (mDAU): Worldwide	109	110	114	115*	120	122	124	126
Quarter- over-Quarter growth	6%	1%	3%	1%	4%	2%	2%	1%
Year-over-Year growth	14%	12%	14%	12%	10%	11%	9%	9%
mDAU: United States	26	25	26	25	26	26	26	27
Quarter-over-Quarter growth	7%	-3%	3%	-1%	4%	-1%	1%	1%
Year-over-Year growth	14%	9%	10%	6%	3%	5%	3%	5%
mDAU: International	83	85	88	89	94	96	98	99
Quarter-over-Quarter growth	6%	2%	3%	1%	5%	3%	2%	1%
Year-over-Year growth	14%	13%	15%	13%	12%	12%	10%	11%

*Please note that the sum of US mDAU and international mDAU does not add up to total mDAU in the above due to rounding.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance and statements regarding future disclosures; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives, and product experiments; strategies for improving the health of the platform, enhancing the conversation on the platform, removing spammy and suspicious accounts from our service, increasing shareholder value, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, including video and audio, and the impact thereof on its business; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, profitability, audience and engagement (including, in each case, any potential impact of its information quality efforts, GDPR, potential changes to carrier relationships and other operational decisions), monetization, advertiser base and spending, headcount growth targets, application of its abuse rules, allocation of resources, and execution by its sales and operating teams; and Twitter’s expectations regarding the applicability of certain tax provisions. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, adjusted free cash flow, adjusted net income (loss), and adjusted diluted net income (loss) per share. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP net margin is calculated by dividing non-GAAP net income by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter defines adjusted net income (loss) as net income (loss) excluding the net benefit from deferred tax asset valuation allowance release. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by non-GAAP share count. In order to present revenues on a constant currency basis for the fiscal year and quarter ended December 31, 2018, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar, which Twitter believes is a useful metric that facilitates comparison to its historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of revenues on a constant currency basis, adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP net margin, adjusted EBITDA margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share. Twitter also believes that revenues excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP net margin, non-GAAP costs and expenses, adjusted EBITDA margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs. Twitter presents revenue without the effects of TellApart, which has been fully deprecated and no longer contributes to revenue, as well as net income, net margin, and diluted EPS without the effect of the release of deferred tax asset valuation allowances as such amount is non-operating.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Giovanna Falbo press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,894,444	$1,638,413
Short-term investments	4,314,957	2,764,689
Accounts receivable, net	788,700	664,268
Prepaid expenses and other current assets	112,935	254,514
Total current assets	7,111,036	5,321,884
Property and equipment, net	885,078	773,715
Intangible assets, net	45,025	49,654
Goodwill	1,227,269	1,188,935
Deferred tax assets, net	808,459	10,455
Other assets	85,705	67,834
Total assets	$10,162,572	$7,412,477
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$145,186	$170,969
Accrued and other current liabilities	405,751	327,333
Convertible notes, short-term	897,328	—
Capital leases, short-term	68,046	84,976
Total current liabilities	1,516,311	583,278
Convertible notes, long-term	1,730,922	1,627,460
Capital leases, long-term	24,394	81,308
Deferred and other long-term tax liabilities, net	17,849	13,240
Other long-term liabilities	67,502	59,973
Total liabilities	3,356,978	2,365,259
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,324,974	7,750,522
Accumulated other comprehensive loss	(65,311)	(31,579)
Accumulated deficit	(1,454,073)	(2,671,729)
Total stockholders’ equity	6,805,594	5,047,218
Total liabilities and stockholders’ equity	$10,162,572	$7,412,477

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$908,836	$731,560	$3,042,359	$2,443,299
Costs and expenses
Cost of revenue	268,345	217,979	964,997	861,242
Research and development	141,174	133,996	553,858	542,010
Sales and marketing	211,774	189,572	771,361	717,419
General and administrative	80,635	79,915	298,818	283,888
Total costs and expenses	701,928	621,462	2,589,034	2,404,559
Income from operations	206,908	110,098	453,325	38,740
Interest expense	(37,273)	(26,700)	(132,606)	(105,237)
Interest income	37,013	13,349	111,221	44,383
Other expense, net	(111)	(3,194)	(8,396)	(73,304)
Income (loss) before income taxes	206,537	93,553	423,544	(95,418)
Provision (benefit) for income taxes	(48,766)	2,474	(782,052)	12,645
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Net income (loss) per share:
Basic	$0.34	$0.12	$1.60	$(0.15)
Diluted	$0.33	$0.12	$1.56	$(0.15)
Weighted-average shares used to compute net income (loss) per share:
Basic	760,525	741,822	754,326	732,702
Diluted	776,129	754,631	772,686	732,702

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash flows from operating activities
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	110,723	92,520	425,498	395,867
Stock-based compensation expense	81,887	102,454	326,228	433,806
Amortization of discount on convertible notes	31,017	20,417	105,926	80,061
Deferred income taxes	(53,354)	(5,072)	(801,720)	(6,415)
Impairment of investments in privately-held companies		—	3,000	62,439
Other adjustments	(8,301)	7,005	(14,139)	5,753
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(166,260)	(152,930)	(130,871)	2,668
Prepaid expenses and other assets	23,236	(18,327)	126,470	(13,974)
Accounts payable	21,057	22,829	(1,533)	8,371
Accrued and other liabilities	36,691	38,132	95,256	(29,304)
Net cash provided by operating activities	331,999	198,107	1,339,711	831,209
Cash flows from investing activities
Purchases of property and equipment	(74,021)	(40,159)	(483,934)	(160,742)
Proceeds from sales of property and equipment	4,943	—	13,070	2,783
Purchases of marketable securities	(1,280,084)	(667,099)	(5,334,396)	(2,687,214)
Proceeds from maturities of marketable securities	982,546	555,969	3,732,973	2,579,747
Proceeds from sales of marketable securities	16,590	16,008	58,721	124,826
Proceeds from sales of long-lived assets	—	—	—	35,000
Purchases of investments in privately-held companies	(1,200)	—	(3,375)	(825)
Business combinations, net of cash acquired	—	—	(33,572)	—
Other investing activities	(5,000)	1	(5,000)	(10,101)
Net cash used in investing activities	(356,226)	(135,280)	(2,055,513)	(116,526)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,150,000	—
Purchases of convertible note hedges	—	—	(267,950)	—
Proceeds from issuance of warrants concurrent with note hedges	—	—	186,760	—
Debt issuance costs	(300)	—	(13,783)	—
Taxes paid related to net share settlement of equity awards	(3,083)	(1,913)	(19,263)	(8,962)
Payments of capital lease obligations	(20,847)	(22,090)	(90,351)	(102,775)
Proceeds from exercise of stock options	164	1,572	3,415	9,444
Proceeds from issuances of common stock under employee stock purchase plan	12,951	9,901	29,288	23,920
Net cash provided by (used in) financing activities	(11,115)	(12,530)	978,116	(78,373)
Net increase (decrease) in cash, cash equivalents and restricted cash	(35,342)	50,297	262,314	636,310
Foreign exchange effect on cash, cash equivalents and restricted cash	915	1,116	(14,296)	9,914
Cash, cash equivalents and restricted cash at beginning of period	1,956,302	1,622,444	1,673,857	1,027,633
Cash, cash equivalents and restricted cash at end of period	$1,921,875	$1,673,857	$1,921,875	$1,673,857
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$19,165	$—
Equipment purchases under capital leases	$—	$22,602	$16,086	$123,235
Changes in accrued property and equipment purchases	$5,148	$39,908	$(23,469)	$16,387
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Non-GAAP net income and net income per share:
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Exclude: Provision (benefit) for income taxes	(48,766)	2,474	(782,052)	12,645
Income (loss) before income taxes	206,537	93,553	423,544	(95,418)
Stock-based compensation expense	81,887	102,454	326,228	433,806
Amortization of acquired intangible assets	4,786	4,929	18,984	46,537
Non-cash interest expense related to convertible notes	31,017	20,417	105,926	80,061
Impairment of investments in privately-held companies	—	—	3,000	62,439
Restructuring charges and one-time nonrecurring gain	(2,989)	3,102	(4,255)	(5,427)
Non-GAAP income before income taxes	321,238	224,455	873,427	521,998
Non-GAAP provision for income taxes (1)	77,097	83,048	209,623	193,139
Non-GAAP net income	$244,141	$141,407	$663,804	$328,859
GAAP basic shares	760,525	741,822	754,326	732,702
Dilutive equity awards (2)	15,604	12,809	18,360	9,521
Non-GAAP diluted shares (3)	776,129	754,631	772,686	742,223
Non-GAAP diluted net income per share	$0.31	$0.19	$0.86	$0.44
Adjusted EBITDA:
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Stock-based compensation expense	81,887	102,454	326,228	433,806
Depreciation and amortization expense	110,723	92,520	425,498	395,867
Interest and other expense, net	371	16,545	29,781	134,158
Provision (benefit) for income taxes	(48,766)	2,474	(782,052)	12,645
Restructuring charges and one-time nonrecurring gain	(2,989)	3,102	(4,255)	(5,427)
Adjusted EBITDA	$396,529	$308,174	$1,200,796	$862,986
Stock-based compensation expense by function:
Cost of revenue	$4,905	$6,019	$17,289	$23,849
Research and development	43,589	55,648	183,799	240,833
Sales and marketing	18,624	25,919	71,305	94,135
General and administrative	14,769	14,868	53,835	74,989
Total stock-based compensation expense	$81,887	$102,454	$326,228	$433,806
Amortization of acquired intangible assets by function:
Cost of revenue	$4,321	$4,464	$17,124	$29,134
Sales and marketing	465	465	1,860	17,403
Total amortization of acquired intangible assets	$4,786	$4,929	$18,984	$46,537
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$(179)	$199	$(257)	$378
Research and development	(1,011)	1,103	(1,436)	(9,985)
Sales and marketing	(1,208)	1,161	(1,722)	2,940
General and administrative	(591)	639	(840)	1,240
Total restructuring charges and one-time nonrecurring gain	$(2,989)	$3,102	$(4,255)	$(5,427)
Non-GAAP costs and expenses:
Total costs and expenses	$701,928	$621,462	$2,589,034	$2,404,559
Less: stock-based compensation expense	(81,887)	(102,454)	(326,228)	(433,806)
Less: amortization of acquired intangible assets	(4,786)	(4,929)	(18,984)	(46,537)
Less: restructuring charges and one-time nonrecurring gain	2,989	(3,102)	4,255	5,427
Total non-GAAP costs and expenses	$618,244	$510,977	$2,248,077	$1,929,643
Adjusted free cash flow:
Net cash provided by operating activities	$331,999	$198,107	$1,339,711	$831,209
Less: purchases of property and equipment	(74,021)	(40,159)	(483,934)	(160,742)
Plus: proceeds from sales of property and equipment	4,943	—	13,070	2,783
Less: equipment purchases under capital leases	—	(22,602)	(16,086)	(123,235)
Adjusted free cash flow	$262,921	$135,346	$852,761	$550,015
Adjusted net income (loss):
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Exclude: net benefit from deferred tax asset valuation allowance release(4)	(119,835)	—	(845,129)	—
Adjusted net income (loss)	$135,468	$91,079	$360,467	$(108,063)
Adjusted diluted net income (loss) per share	$0.17	$0.12	$0.47	$(0.15)

(1) As a result of the Tax Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in the first quarter of 2018.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three and twelve months ended December 31, 2018 and the three months ended December 31, 2017
(4) The net benefit from deferred tax asset valuation release in the three months ended December 31, 2018 represents the change in estimate for the current year realization of our deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue, advertising revenue and data licensing and other revenue excluding foreign exchange effect:
Revenue	$909	$732	$3,042	$2,443
Foreign exchange effect on 2018 revenue using 2017 rates	11		(5)
Revenue excluding foreign exchange effect	$920		$3,037
Revenue year-over-year change percent	24%		25%
Revenue excluding foreign exchange effect year-over-year change percent	26%		24%

Advertising revenue	$791	$644	$2,617	$2,110
Foreign exchange effect on 2018 advertising revenue using 2017 rates	11		(5)
Advertising revenue excluding foreign exchange effect	$802		$2,612
Advertising revenue year-over-year change percent	23%		24%
Advertising revenue excluding foreign exchange effect year-over-year change percent	25%		24%

Data licensing and other revenue	$118	$88	$425	$333
Foreign exchange effect on 2018 data licensing and other revenue using 2017 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$118		$425
Data licensing and other revenue year-over-year change percent	35%		27%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	35%		27%

International revenue	$403	$325	$1,400	$1,030
Foreign exchange effect on 2018 international revenue using 2017 rates	11		(5)
International revenue excluding foreign exchange effect	$414		$1,395
International revenue year-over-year change percent	24%		36%
International revenue excluding foreign exchange effect year-over-year change percent	27%		35%